UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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The ExOne Company

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The ExOne Company

127 Industry Boulevard

North Huntingdon, Pennsylvania 15642

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 18, 2016

Dear Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of The ExOne Company (“ExOne” or the “Company”). The meeting will be held on May 18, 2016 at 10:00 a.m., Eastern Daylight Time, at ExOne’s principal executive offices, 127 Industry Boulevard, North Huntingdon, Pennsylvania 15642. At the meeting, holders of ExOne’s issued and outstanding common stock (NASDAQ: XONE) will act upon the following matters:

(1) Election of seven (7) nominees to the Board of Directors identified in the accompanying Proxy Statement, each for a term that expires in 2017;

(2) Ratification of the appointment of Schneider Downs & Company, Inc. as ExOne’s independent registered public accounting firm for the year ending December 31, 2016; and

(3) Any other matters that properly come before the meeting.

The record date for the Annual Meeting is March 29, 2016. Only stockholders of record at the close of business on that date are entitled to receive notice of, to attend and to vote at the Annual Meeting and any postponements or adjournments thereof.

This year, we are pleased to deliver our proxy materials to stockholders primarily over the Internet. Utilizing Internet delivery allows us to distribute our proxy materials in an environmentally responsible and cost-effective manner. On April 8, 2016, we mailed a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) to certain holders of record as of the record date, and posted our proxy materials on the website referenced in the Internet Notice. The Internet Notice explains how to access the proxy materials and the 2015 Annual Report, free of charge, through the website described in the Internet Notice. The Internet Notice and website also provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email for this meeting and on an ongoing basis.

If you received your Annual Meeting materials by mail, the Proxy Statement, 2015 Annual Report, Notice of Annual Meeting and proxy card were enclosed. Your vote is very important, and we appreciate your taking the time to vote promptly. The proxy card contains instructions on how to vote by proxy by telephone or through the Internet, or you may complete, sign and return the proxy card by mail.

It is very important that your shares are represented at the Annual Meeting, whether or not you plan to attend in person. Accordingly, we request and urge you to review the proxy materials and vote your shares in advance of the meeting. If you decide to attend the Annual Meeting, and wish to vote in person, you may do so by revoking your proxy at that time. Also, if you plan to attend the meeting in person and need directions, please contact the office of the Executive Vice President, Chief Legal Officer and Corporate Secretary at (724) 863-9663. To ensure your vote is counted at the Annual Meeting, please vote as promptly as possible.

By Order of the Board of Directors, JOELLEN LYONS DILLON Executive Vice President, Chief Legal Officer and Corporate Secretary April 8, 2016

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR

STOCKHOLDERS MEETING TO BE HELD ON MAY 18, 2016: OUR 2016 PROXY STATEMENT, 2015

ANNUAL REPORT AND NOTICE OF ANNUAL MEETING ARE AVAILABLE WITH YOUR 16-DIGIT

CONTROL NUMBER AT

HTTP://WWW.PROXYVOTE.COM.

PROXY SUMMARY

Meeting Information

Date:	May 18, 2016

Time:	10:00 a.m. Eastern Daylight Time

Place:	Our Principal Executive Offices: 127 Industry Boulevard, North Huntingdon, Pennsylvania 15642

Proposals:

(1)    Election of seven (7) nominees to the Board of Directors (the “Board”)

(2)    Ratification of the appointment of Schneider Downs & Company, Inc. as our independent registered public accounting firm for 2016

(3)    Any other matters that properly come before the meeting

How to Vote — Your vote is important

Record Date. You are eligible to vote if you were a stockholder of record at the close of business on Tuesday, March 29, 2016. To make sure that your shares are represented at the meeting, please cast your vote as soon as possible.

Beneficial Owners. If you hold your shares through a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. Please follow the instructions that you receive to vote your shares.

Registered Owners. If you are a registered holder, please complete and sign the enclosed proxy card and return it to Broadridge by following the instructions on the card. You also may vote your shares by telephone or over the Internet as described on your proxy card.

Online Access to Proxy Materials

The Proxy Statement, 2015 Annual Report and Notice of Annual Meeting are available with your 16-digit control number at HTTP://WWW.PROXYVOTE.COM.

Election of Directors

This year, we are recommending the election of seven (7) nominees to the Board:

Name	Age	Independent	Position with ExOne
S. Kent Rockwell	71	No	Chairman and Chief Executive Officer and member of Strategic Oversight Committee
John Irvin	61	No	Director
Raymond J. Kilmer	50	Yes	Chair of Strategic Oversight Committee and member of Compensation Committee and Nominating and Governance Committee
Gregory F. Pashke	68	Yes	Director nominee for first term
Lloyd A. Semple	76	Yes	Lead Director, Chair of Nominating and Governance Committee and member of Compensation Committee
William F. Strome	61	Yes	Director and member of Audit Committee and Strategic Oversight Committee
Bonnie K. Wachtel	60	Yes	Chair of Compensation Committee and member of Audit Committee

Five of the seven nominees are “independent” under the NASDAQ Stock Market (“NASDAQ”) rules.

Compensation Highlights

•	ExOne’s executive compensation is performance driven.

•

The Compensation Committee and full Board adopted the 2015 Umbrella Annual Incentive Plan in March 2015, under the 2013 Equity Incentive Plan, to reward ExOne executives for achievement of pre-established Company performance goals (revenue and gross profit) and individual goals.

•	Because the Company did not meet its 2015 performance goals, no incentives were paid under the 2015 Umbrella Annual Incentive Plan.

Corporate Governance Highlights

Our Board is committed to establishing and maintaining corporate governance policies and practices that are appropriate for a company like ExOne. Highlights of our implemented measures include:

•	Strong independent Lead Director and enhanced use of independent committees to ensure a balanced process;

•	Annual election of directors;

•	Majority voting standard for non-contested election of directors;

•	Supermajority of independent directors on the Board (5 out of 7 independent directors upon election at 2016 Annual Meeting);

•	100% independent members on Audit, Compensation and Nominating and Governance Committees;

•	Stock retention policy for directors and executive officers;

•	Anti-hedging and anti-pledging policies for directors and executive officers;

•	Clawback policy for restatement of financial statements;

•	Succession and executive talent planning at the Board level;

•	Strong ethics policy, whistleblower policy and international policies on import and export matters;

•	Process for review and approval of related person transactions;

•	Board compensation in form and amount appropriate for our size and state of development; and

•	Annual Board self-evaluation process.

Ratification of Independent Registered Accounting Firm

We are recommending the ratification of the appointment of Schneider Downs & Company, Inc. as ExOne’s independent registered public accounting firm for the year ending December 31, 2016.

i

The ExOne Company

127 Industry Boulevard

North Huntingdon, Pennsylvania 15642

PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 18, 2016 at 10:00 a.m., Eastern Daylight Time

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

The Board of Directors (the “Board”) of The ExOne Company (“we,” the “Company,” or “ExOne”) is soliciting your proxy to vote at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 18, 2016 at 10:00 a.m., Eastern Daylight Time, at ExOne’s principal executive offices, 127 Industry Boulevard, North Huntingdon, Pennsylvania 15642.

You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. If you are a registered holder, you may vote by telephone, over the Internet or by completing, signing and returning a proxy card to us at 127 Industry Boulevard, North Huntingdon, Pennsylvania 15642. If you hold your shares through a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. Please follow the instructions that you receive to vote your shares.

We intend to mail to all stockholders of record entitled to vote at the Annual Meeting either the Internet Notice or a full set paper copy of this Proxy Statement, together with our 2015 Annual Report, the Notice of Annual Meeting and the accompanying proxy card on or about April 8, 2016.

Copies of our 2015 Annual Report furnished to our stockholders do not contain copies of exhibits to our Annual Report on Form 10-K for the year ended December 31, 2015. You can obtain copies of these exhibits electronically at the SEC’s website at www.sec.gov or by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The exhibits are also available as part of the Form 10-K for the year ended December 31, 2015 which is available on ExOne’s corporate website at www.exone.com. Stockholders may also obtain copies of exhibits without charge by contacting our Executive Vice President, Chief Legal Officer and Corporate Secretary at (724) 863-9663.

We will also post this Proxy Statement, our 2015 Annual Report and the Notice of Annual Meeting on the Internet at HTTP://WWW.PROXYVOTE.COM on or about April 8, 2016, which you may access using your 16-digit control number.

Why did I receive an Internet Notice in the mail regarding the Internet availability of proxy materials instead of a full set paper copy of this Proxy Statement, the 2015 Annual Report and the Notice of Annual Meeting?

We are taking advantage of an SEC rule that allows companies to furnish their proxy materials over the Internet rather than in paper form. This rule allows a company to send some or all of its stockholders the Internet Notice regarding Internet availability of proxy materials. Instructions on how to access the proxy materials over the Internet or how to request a paper copy of proxy materials may be found in the Internet Notice.

If you would prefer to receive proxy materials (including a proxy card) in printed form by mail or electronically by email, please follow the instructions contained in the Internet Notice.

Why didn’t I receive an Internet Notice in the mail regarding the Internet availability of proxy materials?

The SEC rule that allows us to furnish our proxy materials over the Internet rather than in paper form does not require us to do so for all stockholders. We may choose to send certain stockholders the Internet Notice, while sending other stockholders a full set paper copy of our Proxy Statement, 2015 Annual Report, Notice of Annual Meeting and proxy card.

Who can vote at the Annual Meeting and when is the Record Date?

Only stockholders of record at the close of business on March 29, 2016 are entitled to vote at the Annual Meeting. On the record date, there were 16,067,954 shares of ExOne common stock (“Common Stock”) outstanding. All holders of these outstanding shares are entitled to one vote for each share of Common Stock held by them as of the close of business on March 29, 2016 for each matter to be voted on at the Annual Meeting.

How can I access the proxy materials over the Internet?

An electronic copy of this Proxy Statement, the 2015 Annual Report and the Notice of Annual Meeting are available with your 16-digit control number at HTTP://WWW.PROXYVOTE.COM.

What proposals are being considered?

There are two matters scheduled for a vote at the Annual Meeting:

•	Proposal No. 1: Election of the seven (7) nominees to the Board identified in Proposal No. 1, each for a term that expires at the 2017 Annual Meeting of Stockholders.

•	Proposal No. 2: Ratification of the appointment of Schneider Downs & Company, Inc. as ExOne’s independent registered public accounting firm for the year ending December 31, 2016.

How do I vote?

For Proposal No. 1, you may vote “For” or “Against” each director nominee or you may “Abstain” from voting for any nominee. For Proposal No. 2, you may vote “For” or “Against” the proposal or “Abstain” from voting.

Stockholder of Record (Shares Registered in Your Name) – If on March 29, 2016, your shares were registered directly in your name with ExOne’s transfer agent, American Stock Transfer & Trust, LLP, then you are a stockholder of record with respect to those shares.

As a stockholder of record, you may vote by proxy by telephone, over the Internet or by returning a proxy card, or you may vote in person at the Annual Meeting. Regardless of whether you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•

If you received your proxy materials in the mail, you may vote your shares by proxy over the Internet, by telephone or by returning your proxy card by mail in the envelope provided. Instructions to vote over the Internet or by telephone are printed on your proxy card. To vote using the proxy card, please complete, sign and date the enclosed proxy card and return it promptly to us. If you vote by proxy by telephone, over the Internet or by returning your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote in person, please come to the Annual Meeting and we will give you a ballot when you arrive.

Beneficial Owner (Shares Registered in the Name of a Broker, Bank or Other Nominee) – If on March 29, 2016, your shares were held in an account at a broker, bank, or other similar organization as your nominee, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting.

As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. Please refer to the voting instructions provided by your broker, bank or other nominee. Many organizations allow beneficial owners to give voting instructions via telephone or the Internet, as well as in writing. You also are invited to attend the Annual Meeting, but you will need to bring a copy of a brokerage statement reflecting stock ownership as of March 29, 2016. Because you are not the stockholder of record, you may not vote your shares in person at the meeting, unless you provide a valid proxy (sometimes referred to as a “legal proxy”) from your broker, bank or other nominee.

How many votes do I have?

You have one vote for each share of Common Stock you own as of the close of business on March 29, 2016 for each matter to be voted on at the Annual Meeting. You may vote on each proposal presented for consideration at the 2016 Annual Meeting. There are no cumulative voting rights with respect to our Common Stock.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of each of the seven (7) nominees for director, and “For” ratification of Schneider Downs & Company, Inc. as our independent registered public accounting firm for the year ending December 31, 2016. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

What do I need to do to attend the Annual Meeting in person?

Space for the Annual Meeting is limited. Therefore, admission will be on a first-come, first-served basis. Registration will open at 9:00 a.m. Eastern Daylight Time, and the Annual Meeting will begin at 10:00 a.m. Each stockholder should be prepared to present:

1.	Valid government issued photo identification, such as a driver’s license or passport; and

2.	Beneficial owners holding their shares through a broker, bank or other nominee will need to bring proof of beneficial ownership as of March 29, 2016, the record date, such as their most recent account statement reflecting their stock ownership prior to March 29, 2016, a copy of the voting instruction card provided by their broker, bank or other nominee, or similar evidence of ownership.

Use of cameras, recording devices, computers and other electronic devices, such as smart phones and tablets, are not permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting.

Please allow ample time for check-in. Please note that large bags and packages are not allowed at the Annual Meeting. Persons may be subject to search.

Who is paying for this proxy solicitation?

ExOne will pay for the entire cost of soliciting proxies. In addition to ExOne mailing these proxy materials, ExOne’s directors and employees also may solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. ExOne may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials (including multiple Internet Notices or multiple copies of this Proxy Statement, Notice of Annual Meeting and proxy card), your shares are registered in more than one name or are registered in different accounts. Please make sure that you vote all of your shares by following the directions on each Internet Notice or proxy card.

Can I change my vote after submitting my proxy?

Yes. You can change your vote at any time before the final vote at the meeting.

If you are a stockholder of record, you may change your vote in any one of the following ways:

•	You may submit another properly completed proxy (including by telephone or over the Internet) with a later date.

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at The ExOne Company, 127 Industry Boulevard, North Huntingdon, Pennsylvania 15642.

•	You may attend the Annual Meeting and vote in person by ballot. Simply attending the meeting will not, by itself, revoke your proxy.

If you are a beneficial owner of shares held in street name, you may change your vote in any one of the following ways:

•	You may submit new voting instructions to your broker, bank or other nominee.

•	If you have obtained a legal proxy from the broker, bank or other nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

How are votes counted?

We have designated a representative of C. T. Hagberg LLC as the inspector of elections who will validate the votes.

With respect to Proposal No. 1, the inspector of elections will count “For” votes and “Against” votes. Abstentions and broker non-votes will not be counted as having been voted on the proposal, nor will they affect the outcome of Proposal No. 1.

With respect to Proposal No. 2, the inspector of elections will count separately “For,” “Against” and “Abstain” votes and broker non-votes. “Abstain” votes will be counted towards the vote total for the proposal, and will have the same effect as “Against” votes. Because broker non-votes are not deemed to be votes entitled to be cast, they will not affect the outcome of Proposal No. 2.

See “How many votes are needed to approve each proposal?” for further details regarding the votes needed to approve each proposal.

What is a “broker non-vote”?

If your shares are held by your broker, bank or other similar organization as your nominee (that is, in “street name”), you will need to follow the voting instructions provided by that organization on how to vote your shares. If you do not provide voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker, bank or other nominee is not permitted to vote on that matter, including the election of directors, without instructions from the beneficial owner and instructions are not given.

In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, while broker non-votes will be counted as present for the purpose of determining the presence of a quorum at the meeting, broker non-votes will not affect the outcome of any matter being voted on at the meeting.

How many votes are needed to approve each proposal?

Proposal No. 1. Directors will be elected by the vote of a majority of the shares cast with respect to the director at the Annual Meeting. This means that the number of votes cast “For” a director’s election must exceed the number of votes cast “Against” that director’s election. Stockholders may not cumulate votes in the election of directors. Abstentions and broker non-votes will not be counted as having been voted on the proposal, nor will they affect the outcome of this proposal.

Proposal No. 2. Ratification of the appointment of Schneider Downs & Company, Inc. as ExOne’s independent registered public accounting firm for the year ending December 31, 2016 requires the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on this matter. Abstentions will have the same effect as an “Against” vote. Because broker non-votes are not deemed to be votes entitled to be cast, they will not affect the outcome of this proposal.

What are the Board’s voting recommendations?

•	Proposal No. 1: “For” election of each of the seven (7) nominees to the Board.

•	Proposal No. 2: “For” ratification of the appointment of Schneider Downs & Company, Inc. as ExOne’s independent registered public accounting firm for the year ending December 31, 2016.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of all outstanding shares entitled to vote is represented by stockholders present at the meeting or represented by proxy. On the record date, there were 16,067,954 shares of Common Stock outstanding and entitled to vote. This means that at least 8,033,978 shares must be represented by stockholders present at the meeting or represented by proxy to have a quorum. Your shares will be counted towards the quorum if you submit a valid proxy or vote at the meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting. In the event we are unable to obtain the final voting results within four business days, we will file the preliminary voting results in a Current Report on Form 8-K within four business days following the Annual Meeting, and will file an amended Current Report on Form 8-K with the final voting results within four business days after the final voting results are known.

How can stockholders submit a proposal for inclusion in our Proxy Statement for the 2017 Annual Meeting of Stockholders?

Our 2017 Annual Meeting of Stockholders will be held on May 17, 2017 at 10:00 a.m. To be included in our Proxy Statement for the 2016 Annual Meeting of Stockholders, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for inclusion, such proposals must be received by ExOne by December 9, 2016, which is at least 120 calendar days before the anniversary date of the release of ExOne’s Proxy Statement to stockholders in connection with the previous year’s annual meeting.

How can stockholders submit nominations of persons for election to the Board or proposals of business to be transacted by the stockholders for the 2017 Annual Meeting of Stockholders?

A stockholder of record may submit nominations of persons for election to the Board or proposals of business to be transacted by the stockholders only if he or she complies with Article III, Section 13 of our Amended and Restated Bylaws, as amended (the “Bylaws”). This section provides that a stockholder must give advance notice to our Corporate Secretary of any business, including nominations of directors for our Board, that the stockholder wishes to raise at the 2017 Annual Meeting of Stockholders at our principal executive offices (i) not earlier than 120 days prior to such meeting and (ii) at least 45 days prior to the anniversary date of the filing of ExOne’s Proxy Statement with the SEC in connection with the previous year’s annual meeting. Therefore, for the 2017 Annual Meeting, such notice must be received by ExOne no sooner than January 17, 2017 and no later than February 22, 2017.

With respect to a stockholder’s nomination of a candidate for our Board, the stockholder notice to our Corporate Secretary must contain certain information as set forth in our Bylaws about both the nominee and the stockholder making the nomination. With respect to any other business that the stockholder proposes, the stockholder notice must contain a brief description of such business, the reasons for conducting such business at the meeting, any personal or other direct or indirect material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and certain other information specified in our Bylaws.

If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

If a stockholder wishes only to recommend a candidate for consideration by the Nominating and Governance Committee as a potential nominee for director, see the procedures discussed in “Corporate Governance — Nominating and Governance Committee.”

What are the implications of being an “emerging growth company”?

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies.

As an emerging growth company:

•

We are exempt from the requirement to obtain an attestation and report from our independent registered public accounting firm on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	We are permitted to provide less extensive disclosure about our executive compensation arrangements;

•	We are not required to give our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements; and

•	We have elected to use an extended transition period for complying with new or revised accounting standards.

We will continue to operate under these provisions through December 31, 2018, or such earlier time that we no longer qualify as an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues, qualify as a “large accelerated filer” under the Exchange Act, which requires us to have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some, but not all, of these reduced burdens.

PROPOSAL 1 — ELECTION OF DIRECTORS

General

This year, the Nominating and Governance Committee has selected seven nominees for election to the Board for consideration at the Annual Meeting; our Board has approved the nominees. Each nominee elected as a director at the Annual Meeting will continue to serve until the 2017 Annual Meeting of Stockholders, until his or her successor has been elected or qualified, or until his or her earlier death, resignation or removal. Victor Sellier will not stand for re-election at the end of his current director term.

Director Qualifications

Our Nominating and Governance Committee believes each member of our Board and nominee for director possesses the individual qualities necessary to serve on ExOne’s Board, including high personal and professional ethical standards and integrity, honesty and good values. Our directors are highly educated and have diverse backgrounds and extensive track records of success in what we believe are highly relevant positions with large international companies, firms and major private and public institutions. Our incumbent directors have each demonstrated an ability to exercise sound judgment and have exhibited a commitment of service to ExOne and to the Board, and each of our directors and director nominees possesses strong communication skills. In addition, we believe that each director brings the skills, experience and perspective that, when taken as a whole, creates a Board that possesses the requirements necessary to oversee ExOne’s business. Each nominee’s particular experience, qualifications, attributes and skills that led the Board to conclude that such nominee should serve as a director for ExOne are set forth below under “Nominees”.

Vote Required

Directors will be elected by the vote of a majority of the shares cast with respect to the director at the Annual Meeting. This means that the number of votes cast “For” a director’s election must exceed the total number of votes cast “Against” that director’s election. Abstentions and broker non-votes will not be counted as having been voted on the proposal, nor will they affect the outcome of Proposal No. 1.

If a nominee is not elected, the director shall offer to tender his or her resignation to the Board. The Nominating and Governance Committee of the Board will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and rationale within 90 days following the date of the certification of the election results. The director who tenders his or her resignation will not participate in the Board’s decision with respect to that resignation.

The proxy holders intend to vote all proxies received by them “For” the nominees listed below unless otherwise instructed. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the current Board to fill the vacancy. As of the date of this Proxy Statement, the Board is not aware that any nominee is unable or will decline to serve as a director.

The Board Recommends a Vote “FOR” the Election of Each Director Nominee.

Nominees

The following is a description of each nominee (in alphabetical order) for election to the Board:

Name	Age	Experience and Qualification
John Irvin	61	Mr. Irvin began serving on our Board on January 1, 2013, when we were formed as a Delaware corporation. Since September 2015, Mr. Irvin has been an advisor to Rockwell Forest Products, Inc., a forest products company. From January 2014 through August 2015, he served in the role of Special Advisor to the Chairman of ExOne. From October 2012 until December 2013, Mr. Irvin served as our Chief Financial Officer. From 2008 to 2012, he was President of PartnersFinancial, a national insurance brokerage company owned by National Financial Partner Corp. (“NFP”), a publicly-traded diversified financial services firm. From 1993 to 2008, he was Chairman and Chief Executive Officer of Innovative Benefits Consulting, Inc., a life insurance consulting firm and wholly-owned subsidiary of NFP. From 1983 to 1993, Mr. Irvin was a partner of Mid Atlantic Capital Group, a financial services company, which he co-founded in 1983 and where his highest position was Vice Chairman. In 1979, Mr. Irvin formed the certified public accounting firm of John Irvin and Company. From 1976 to 1979, he was an accountant for Arthur Andersen LLP. From 2000 to 2004, Mr. Irvin served on the Board of Directors of Sensytech Inc., which was engaged in the design, development, and manufacture of electronics and technology products for the defense and intelligence markets in the United States, and also served on its audit committee from 2000 to 2004 and as chairman of the audit committee from 2002 to 2004. Upon the merger of Sensytech Inc. into Argon ST, Inc., a public company engaged primarily in defense contracting, he served as director and chairman of the audit committee from 2004 to 2010. Mr. Irvin currently serves on the Boards of Directors of the S. Kent Rockwell Foundation and the PartnersFinancial Foundation. Mr. Irvin was selected to serve as a director because of his significant financial and accounting experience, having served in the financial services industry for a number of years and as an accountant for Arthur Andersen before forming his own certified public accounting firm. Mr. Irvin brings expertise to the Board in the areas of financial analysis and reporting, internal auditing and controls and risk management oversight. He also is able to provide both strategic and operational vision and guidance to the Board, having served in several executive-level positions before joining ExOne.

Raymond J. Kilmer	50	Dr. Kilmer began serving on our Board on February 12, 2013. Dr. Kilmer has been Executive Vice President and Chief Technology Officer of Alcoa Inc., a world-wide manufacturer and supplier of aluminum products, since 2011. Prior to that, he was Vice President-Technology and Engineering of Alcoa Mill Products from 2008 to 2011, and Global Director-Automotive Flat Rolled Products for Alcoa Inc. from 2006 to 2008. We believe that Dr. Kilmer’s engineering background and extensive career managing operations at Alcoa, a large, global, high-technology company, complements ExOne’s high-technology business needs and his experience and expertise in this industry enables him to provide expert advice to ExOne on a range of technical, operational, commercial and strategic matters.

Name	Age	Experience and Qualification
Gregory F. Pashke	68	Mr. Pashke has served as President of Pashke Consulting, a strategic, tactical and valuation consulting services company since 1997. Mr. Pashke was a founding and managing partner of Pashke Twargowski & Lee, a northwestern Pennsylvania regional CPA firm from 1974 to 1997. In addition to managing the firm, Mr. Pashke provided managerial and financial consulting and auditing and accounting assurance services primarily to closely held manufacturing and service enterprises. Mr. Pashke was Vice-President of Finance for Keystone Aeronautics, a multi-state air charter, aircraft sales and fuel concession enterprise from 1973 to 1974 and was a Senior Accountant with the auditing firm of Ernst & Young from 1971 until 1973. Mr. Pashke has been active in many professional organizations, having served on the National Governing Council of the American Institute of CPAs and as National Vice President of the Society for the Advancement of Management where he chaired the Long-Range Objectives and Nominations Committees. Mr. Pashke also was a member of the Governing Council and the Executive Committee of the Pennsylvania Institute of Certified Public Accountants, where he served on the Ethics and Centennial Committees and as the President of the Erie Chapter of PICPA. Mr. Pashke has multiple professional designations in accounting (CPA, CMA – Certificate in Management Accounting), finance (CFM – Certified in Financial Management), consulting (CMC – Certified Management Consultant) and valuation (CBA – Certified Business Appraiser) and he holds an MBA from the University of Pittsburgh. Mr. Pashke has also authored over thirty articles on a variety of consulting, planning, managerial, auditing, tax and organizational topics. We believe that Mr. Pashke should serve as a member of our Board because he will bring significant financial accounting and reporting, financial planning, tax, internal auditing and ethics expertise to our Board, including through his robust experience in these areas with manufacturing and service enterprises.

S. Kent Rockwell	71	Mr. Rockwell has served as our Chairman and Chief Executive Officer since January 1, 2013, when we were formed as a Delaware corporation. Prior to that date, Mr. Rockwell served as the Managing Member of The Ex One Company, LLC, our predecessor, since 2008. Mr. Rockwell has been the Chairman and Chief Executive Officer of Rockwell Venture Capital, Inc., a private venture capital company, since 1983 and of Appalachian Timber Services, a supplier of timber products for railroads, since 1986. Mr. Rockwell served as Vice Chairman of Argon ST, a public company engaged primarily in defense contracting, from 2004 to 2010. Mr. Rockwell served as the Chairman and Chief Executive Officer of Sensytech Inc., which was engaged in the design, development and manufacture of electronics and technology products for the defense and intelligence markets in the United States, from 1998 to 2004. He was Chairman and Chief Executive Officer of Astrotech International Corp., a public company in the oilfield supply business, from 1989 to 1997. From 1987 to 1989, he was Chairman and Chief Executive Officer of Special Metals Corp., a producer of super alloy and special alloy products. From 1978 to 1982, he was Chairman and Chief Executive Officer of McEvoy Oilfield Equipment, a producer of oilfield equipment. Mr. Rockwell served on the Board of Directors of Rockwell International from 1973 until 1982 and served as President of the Energy Products Group of Rockwell International from 1977 to 1982. We believe that Mr. Rockwell should serve as a member of our Board because he has intimate knowledge of ExOne, its business and operations and the risks, challenges and opportunities it faces. In addition, Mr. Rockwell brings to our Board nearly forty years of experience with strategic planning, acquisitions and integration, marketing, finance and accounting, operations and risk management, having served in numerous executive and director positions at other public and private companies before joining ExOne.

Name	Age	Experience and Qualification
Lloyd A. Semple	76	Mr. Semple began serving on our Board on February 5, 2013 and currently serves as our Lead Director. He served as a professor of law at the Detroit Mercy School of Law in Detroit, Michigan from 2004 through his retirement in 2015 (serving as its dean from 2009 to 2013). Prior to 2004, he practiced law at Dykema Gossett, a Detroit-based law firm, where he was Chairman and Chief Executive Officer from 1995 to 2002. He has served as outside counsel and director for several business enterprises. He was a director of Argon ST from 2004 to 2010. Mr. Semple brings to our Board extensive legal and corporate governance expertise and experience from his nearly forty-year career as an attorney in private practice, where he focused primarily on general corporate matters, mergers and acquisitions, and financial markets and services. His extensive service as counsel and director of several businesses has been extremely beneficial as he serves as the Lead Director of our Board.

William F. Strome	61	Mr. Strome began serving on our Board on May 4, 2015. Since August 2015, Mr. Strome has served as an adjunct professor at the John F. Donahue Graduate School of Business, Duquesne University. Mr. Strome also currently serves as a director of the Merle E. Gilliand & Olive Lee Gilliand Foundation, a position he has held since February 2014, and, since October 2014, has served as a director of FBR & Co. (NASDAQ:FBRC), a publicly traded company providing investment banking, merger and acquisition advisory, institutional brokerage, and research services. Mr. Strome previously served as Senior Vice President, Finance & Administration of RTI International Metals, Inc. (NYSE:RTI), from November 2007 until his retirement in April 2014. He led the Company’s strategic planning activities, acquisition and divestiture initiatives, and capital procurement as well as investor relations and treasury functions. He was also responsible for RTI’s information technology and insurance functions. In 2006 and 2007, prior to joining RTI, Mr. Strome was a principal at Laurel Mountain Partners where he focused on raising acquisition financing for its principal portfolio company – Liberty Waste Services. From 2001 to 2006 Mr. Strome was a Senior Managing Director in FBR’s Investment Banking group. From 1981 to 1997 he served as Deputy General Counsel and Corporate Secretary at PNC Financial Services Group, Inc. (NYSE: PNC) and from 1997 to 2001 he served as a Managing Director of PNC’s capital markets broker-dealer, focusing on mergers and acquisitions as well as strategic advisory services. Mr. Strome holds an undergraduate degree in Economics from Northwestern University and a J.D. and M.B.A. from the University of Pittsburgh. Mr. Strome brings a high level of financial, strategic and corporate governance expertise to the Board based on his experience as a senior financial executive officer of RTI and leading its treasury functions, his experience as a Senior Managing Director in FBR’s Investment Banking group, and as Deputy General Counsel and Corporate Secretary of PNC. In addition, Mr. Strome also has prior experience serving on a public company’s board and audit committee. The Board has determined that Mr. Strome’s experience with accounting principles, financial reporting and evaluation of financial results qualifies him as an “audit committee financial expert” for purposes of membership on our Audit Committee.

Name	Age	Experience and Qualification
Bonnie K. Wachtel	60	Ms. Wachtel began serving on our Board on February 12, 2013. She is a principal of Wachtel & Co., Inc., an investment firm in Washington, D.C. involved with the development of growing companies. Since joining Wachtel & Co., Inc. in 1984, Ms. Wachtel has been a director of more than a dozen public and private corporations. She has been a director of VSE Corporation, a provider of engineering services principally to the federal government, since 1991 and of Information Analysis Inc., a provider of IT technical services, since 1992. She was a director of Integral Systems Inc. (NASDAQ:ISYS), a provider of satellite related software and services, from 2010 to 2011. Ms. Wachtel serves on the Listing Qualifications Panel for NASDAQ. She practiced law at Weil, Gotshal & Manges in New York from 1980 to 1984. Ms. Wachtel brings substantial corporate governance and regulatory compliance expertise to our Board, having served as a director for more than a dozen public and private corporations and on the Listing Qualifications Panel for NASDAQ. She also worked for years as an attorney in private practice, during which time she focused primarily on business law, corporate finance and securities law. Ms. Wachtel also is a certified financial analyst, and as such brings significant expertise to our Board (and our Audit Committee, on which she serves) in the areas of financial analysis and reporting, internal auditing and controls and risk management oversight.

EXECUTIVE OFFICERS OF EXONE

The following table and the discussion below provide information about our executive officers as of March 29, 2016, each of whom is elected annually.

Name	Age	Positions and Offices Held with ExOne
S. Kent Rockwell	71	Chairman of the Board and Chief Executive Officer
JoEllen Lyons Dillon	52	Executive Vice President, Chief Legal Officer and Corporate Secretary
Rainer Hoechsmann	50	Chief Development Officer and General Manager of ExOne GmbH
Rick Lucas	50	Chief Technology Officer
Hans J. Sack	62	President
Brian W. Smith	58	Chief Financial Officer and Treasurer

S. Kent Rockwell — Mr. Rockwell’s biography is set forth under “Proposal 1 – Election of Directors” above.

JoEllen Lyons Dillon — Ms. Dillon has served as our Executive Vice President, Chief Legal Officer and Corporate Secretary since December 2014, and she previously served as our Chief Legal Officer and Corporate Secretary beginning in March 2013. From May 2012 through February 2013, she was a legal consultant on our initial public offering. She previously was a partner at two national law firms, Reed Smith LLP from 2002 until 2011 and Buchanan Ingersoll & Rooney PC from 1988 until 2002, where she became a partner after starting as an associate with the firm. Ms. Dillon has served on the Board of Directors of Mylan N.V., a global pharmaceutical company, since May 2014. She also serves on the Mylan Board’s Compliance Committee. Ms. Dillon was the former Chair, and currently serves as the Audit Committee Chair, of the Allegheny District chapter of the National Multiple Sclerosis Society. She also is a Vice President of the Wine & Spirits Advisory Council to the Pennsylvania Liquor Control Board.

Rainer Hoechsmann — Mr. Hoechsmann has served as Chief Development Officer since January 2014, and also has served as General Manager of ExOne GmbH, a subsidiary of ExOne, since 2003. He is responsible for our operations in Europe. Mr. Hoechsmann is the inventor and co-inventor of certain AM technology covered by a number of our patents. In 2003, he co-founded Prometal RCT GmbH in Augsburg, Germany, which is the predecessor to ExOne GmbH. In 1999, he co-founded Generis GmbH, one of the first companies implementing 3D printing applications. Mr. Hoechsmann has received a number of industry awards, including the OCE Printing Award from OCE Printers AG, the Technical University of Munich Award for 3D Printing and the McKinsey & Company Start-Up Award. He is a member of the Association of German Engineers.

Rick Lucas — Mr. Lucas has served as our Chief Technology Officer since June 2012. He served in various positions from October 2001 to June 2012 at Touchstone Research Laboratory, a broad-based product development research facility that focuses on the development of next-generation materials and products, where he directed operations and research activities and served as Director of Operations from March 2010 to June 2012. From November 1989 to October 2001, Mr. Lucas managed product development for Lake Shore Cryotronics, a privately held developer of cryogenic temperature sensors and other instrumentation. He currently is serving on the Governance Board for National Additive Manufacturing Innovation Institute (NAMII), an additive manufacturing center.

Hans J. Sack— Mr. Sack has served as our President since March 2015. Prior to becoming the President of the Company, he served on our Board of Directors (and chaired the Strategic Oversight Committee) from December 2014 to March 2015. Mr. Sack was a Managing Director of Headwaters | SC, a private consulting firm, from 2013 to March 2015. In that position, Mr. Sack worked on client engagements on matters relating to business growth strategy development and implementation, operational improvement initiatives, and acquisition and consolidation strategies and related due diligence. Prior to joining Headwaters, from 2010 to 2012, Mr. Sack served as President and CEO of Berg Steel Pipe Corp., the U.S. subsidiary of Europipe GmbH, a global leader in large diameter pipe for oil and gas pipelines. Mr. Sack served as President and CEO of Latrobe Specialty Steel Company, a producer of aerospace metals and tool steels owned by private equity firms, from 2006 to 2009. From 1990 to 2006, Mr. Sack worked for The Timken Company’s (NYSE: TKR) steel business, which is now known as TimkenSteel Corporation (NYSE: TMST), beginning in 1990 as a senior steel business specialist, serving in subsequent positions in the Steel Group as manager–small bar mill, project manager–parts strategy, general manager–precision steel components, and vice president–manufacturing–steel, becoming President & CEO of Timken Latrobe Steel in 1996 and becoming an officer of The Timken Company in 1998. Mr. Sack received a master’s degree in mechanical engineering from RWTH Aachen, Germany, and a master’s degree in business administration from the Harvard University Graduate School of Business Administration. Mr. Sack is a member of the Board of Directors of Saint Vincent College and its McKenna School of Business, Economics and Government.

Brian W. Smith — Mr. Smith has served as our Chief Financial Officer and Treasurer since January 2014. Mr. Smith previously was an Assurance Client Service Partner in the Pittsburgh office of PricewaterhouseCoopers LLP (“PwC”). Mr. Smith joined PwC in 1984, was admitted as a Partner in 1995, and spent several years working in a PwC advisory business assisting industrial products, healthcare and energy companies with internal control reviews, system implementations, process transformation and change management. Mr. Smith held various leadership roles within PwC, including leading initiatives in specific consumer and industrial product sectors. Mr. Smith is a Certified Public Accountant and received a B.A. with a concentration in accounting and minor in economics from Westminster College in 1980.

CORPORATE GOVERNANCE

Highlights of Our Corporate Governance Practices

Our Board is committed to establishing and maintaining corporate governance policies and practices that are appropriate for a company like ExOne. Highlights of our implemented measures include:

•	Strong independent Lead Director and enhanced use of independent committees to ensure a balanced process;

•	Annual election of directors;

•	Majority voting standard for non-contested election of directors;

•	Supermajority of independent directors on the Board (5 out of 7 independent directors upon election at 2016 Annual Meeting);

•	100% independent members on Audit, Compensation and Nominating and Governance Committees;

•	Stock retention policy for directors and executive officers;

•	Anti-hedging and anti-pledging policies for directors and executive officers;

•	Clawback policy for restatement of financial statements;

•	Succession and executive talent planning at the Board level;

•	Strong ethics policy, whistleblower policy and international policies on import and export matters;

•	Process for review and approval of related person transactions;

•	Board compensation in form and amount appropriate for our size and state of development; and

•	Annual Board self-evaluation process.

Structure and Size of the Board

Our Board may establish the authorized number of directors from time to time by resolution, as permitted under our Bylaws. Currently, the Board has established that the Board will have seven members. Our current directors (if elected at the Annual Meeting) will continue to serve until the 2017 Annual Meeting of Stockholders, until his or her successor has been elected or qualified, or until his or her earlier death, resignation or removal.

Independence of the Board and Committees

A majority of our directors are independent under the applicable rules of NASDAQ. The Board determined in February 2016 that Messrs. Kilmer, Sellier, Semple and Strome and Ms. Wachtel each qualify as independent directors in accordance with the published listing requirements of NASDAQ. The Board also determined that Gregory F. Pashke, a nominee for election to the Board, will also qualify as an independent director in accordance with the NASDAQ requirements if he is elected to the Board at the 2016 Annual Meeting. Finally, the Board determined that Mr. Sack was independent during his tenure on the Board from December 2014 to March 2015.

As required by the NASDAQ rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and ExOne with regard to each director’s business and personal activities as they may relate to us and our management.

Upon the election of the directors at the 2016 Annual Meeting, we will have five out of seven independent directors on the Board, and each committee will have only independent members.

Board Leadership Structure and Our Independent Lead Director

Our Bylaws give the Board the flexibility to determine whether the roles of Chief Executive Officer and Board Chairman should be held by the same person or by two separate individuals. Currently, S. Kent Rockwell serves as both our Chairman and Chief Executive Officer. As the founder of the Company, Mr. Rockwell has been managing ExOne (or its predecessors) since 2008.

At this time, the Board has determined that having Mr. Rockwell serve as both the Chief Executive Officer and the Chairman is in the best interest of our stockholders. We believe this structure makes the best use of Mr. Rockwell’s extensive knowledge of ExOne, our strategic initiatives and our industry and also fosters real-time communication between management and the Board.

The Board also has elected Mr. Semple to serve as the Lead Director of our independent directors. As the Lead Director, Mr. Semple:

•	Regularly meets with and assists the Chairman and Chief Executive Officer in preparing for meetings of the Board;

•	Presides at executive sessions of the independent directors;

•

Provides leadership to the Board if circumstances arise in which the role of the Chairman and Chief Executive Officer may be, or may be perceived to be, in conflict and also chairs the meetings when the Chairman is not in attendance;

•	Serves as a liaison between the other independent directors and Mr. Rockwell;

•	Guides the Board’s governance processes, including annual self-evaluations, succession planning and other governance related matters;

•	May call meetings of the independent directors in his discretion;

•	Makes himself available for consultation and direct communication with our major stockholders; and

•	Performs any other functions as the Board may direct.

Generally, each meeting of the Board includes a meeting of the independent directors, which takes place without any members of management or employees present.

Risk Oversight Management

Our management is responsible for the day-to-day management of the risks that we face including, without limitation, strategic, financial, operational, legal/compliance and reputational risks.

Our Board, as a whole, has responsibility for the oversight of enterprise risk management, and our Audit Committee is responsible for overseeing the process by which management assesses and manages our exposure to risk, as well as our major financial risk exposures and the steps management takes to monitor and control such exposures, based on consultation with our management and independent auditors. The Board’s and Audit Committee’s oversight roles are supported by management reporting processes that are designed to provide the Board and the Audit Committee insight into the identification, assessment and management of critical risks. The Board receives regular updates related to risks and risk management.

Information Regarding the Board and its Committees

Our Board has established four committees: an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Strategic Oversight Committee.

The following table provides membership information for each of the Board committees as of March 29, 2016:

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee	Strategic Oversight Committee
S. Kent Rockwell				X
John Irvin
Raymond J. Kilmer		X	X	C
Victor Sellier	C		X	X
Lloyd A. Semple (Lead Director)		X	C
William F. Strome	X			X
Bonnie K. Wachtel	X	C

C	Denotes committee chair as of March 29, 2016.

Below is a description of each committee of the Board. Copies of the charters of the Audit, Compensation and Nominating and Governance committees are posted on our website at http://www.exone.com under the Corporate Governance section and within the Investor Relations section.

During 2015, the Board met 13 times. During that period, each director attended 75% or more of the total meetings of the Board and the committees on which he or she served.

Audit Committee

The Audit Committee of our Board assists the Board in overseeing:

•	The integrity of our financial statements;

•	The effectiveness of our internal control over financial reporting;

•	Our compliance with legal and regulatory requirements;

•	The independence, qualifications and performance of our independent registered public accounting firm;

•	Our processes and procedures relating to risk assessment and risk management; and

•	Review and approval of significant related person transactions.

During 2015, the Audit Committee met 15 times. The current members of the Audit Committee are Messrs. Sellier and Strome (beginning his service on his election to the Board on May 4, 2015) and Ms. Wachtel, each of whom is independent for Audit Committee purposes under the rules and regulations of the SEC and the listing standards of NASDAQ. Mr. Sellier currently chairs the Audit Committee. Mr. Kilmer served on the Audit Committee from January 1, 2015 until May 4, 2015.

The Board has determined that both Messrs. Sellier and Strome are “audit committee financial experts” as defined in Item 407(d)(5)(ii) of Regulation S-K and that they, therefore, also satisfy the “financial sophistication” requirement of the NASDAQ rules. The designation does not impose on either Mr. Sellier or Mr. Strome any duties, obligations or liabilities that are greater than are generally imposed on him as a member of the Audit Committee and the Board.

The Audit Committee is overseeing ExOne’s remediation of the material weaknesses ExOne has identified in its internal control over financial reporting. In connection with the preparation of our consolidated financial statements for the year ended December 31, 2015, we concluded that there are material weaknesses in the design and operating effectiveness of our internal control over financial reporting as defined in SEC Regulation S-X. A material weakness is a control deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

A description of the identified material weaknesses in internal control over financial reporting is as follows:

•

The design and operating effectiveness of internal controls related to our financial reporting process were not sufficient to allow for accurate and timely reporting of our consolidated financial results. We did not maintain adequate control with respect to the application of Accounting Principles Generally Accepted in the United States of America (“GAAP”). This was principally due to a lack of personnel with adequate knowledge and experience in GAAP. As a result, we recorded certain manual, post-close adjustments in order to prepare our consolidated financial statements.

•

The design and operating effectiveness of internal controls related to our information technology systems was not sufficient to allow for accurate and timely reporting of our consolidated financial results. Each of our primary locations (United States, Germany, Italy, Sweden and Japan) utilizes separate and distinct information technology platforms to record, process and summarize transactions. As a result, our process to consolidate and report financial information is substantially a manual process and inherently subject to error.

•

The design and operating effectiveness of internal controls related to our consolidation process and management’s review of our consolidated financial results did not operate at a level of precision sufficient to allow for accurate and timely reporting of our consolidated financial results. Our consolidation process is substantially a manual process and inherently subject to error. Further, because of internal control weaknesses identified with respect to our financial reporting process and information technology systems, management was unable to complete an adequate review of either subsidiary or consolidated financial results at a sufficient level of precision to prevent or detect misstatements. As a result, we recorded certain manual, post-close adjustments in order to prepare our consolidated financial statements.

With the oversight of executive management and our Audit Committee, we have put into place a comprehensive plan in an effort to remediate the underlying causes of the identified material weaknesses.

Our 2016 plan includes the following measures designed to remediate the underlying causes of the identified material weaknesses:

•

Enhancing our global accounting and reporting process (including our global consolidation of financial information) by redesigning and strengthening the operating effectiveness of internal controls over financial reporting. This includes a detailed review of our existing processes, improvements to the design of our internal controls (including conversion of historically manual control activities to automated control activities), updating documentation related to our business process flows, internal testing of operating effectiveness of our controls and remediation activities, as necessary. This process began in mid-2014 and we expect it to continue during 2016 and beyond as a means of continuous improvement.

•

Evaluating our information technology systems to further integrate existing systems or invest in improvements to our technology sufficient to generate accurate and timely financial information. On January 1, 2015, we implemented the first phase of a new Enterprise Resource Planning (ERP) system for our Europe operations. Despite certain difficulties encountered in the initial implementation phase of this project, resulting in a delay of the filing of our Quarterly Report on Form 10-Q for the period ended March 31, 2015, we believe that this system, when fully implemented, provides a substantial upgrade in operational and financial reporting as compared to our legacy systems. We continue to address the difficulties encountered in the initial implementation in a variety of ways, including through the direct hire of personnel and collaboration with external consultants, both with system expertise, in an effort to resolve identified issues in a timely and efficient manner. Our 2016 information technology plan includes additional upgrades or enhancements of both this system, as well as our other existing information technologies (including the addition of a global consolidation software) with the overall goal of a simple, common and global platform for processing, recording and analyzing financial and operational data.

•

Continuing to add financial personnel with adequate knowledge and experience in GAAP. In 2015, we hired a new Chief Financial Officer and new Heads of Accounting and Controlling for our Europe operations, each of whom possess extensive knowledge of GAAP and experience in working with or for a United States based multi-national operation. As part of our redesign of our global reporting structure and responsibilities, we have added additional personnel (both temporary and permanent) with requisite GAAP experience to both our United States and Europe operations during 2015. We do not expect a further significant investment in personnel in 2016.

Compensation Committee

The Compensation Committee is charged with the following responsibilities, among others:

•

Reviewing and approving annually the corporate goals and objectives applicable to the compensation of the Chief Executive Officer, evaluating at least annually the Chief Executive Officer’s performance in light of those goals and objectives, and determining and approving the Chief Executive Officer’s compensation level based on this evaluation;

•	Reviewing and making recommendations regarding the compensation of all other executive officers;

•

Administering and making recommendations to the Board with respect to our 2013 Equity Incentive Plan (including any plans adopted under the 2013 Equity Incentive Plan such as the 2015 Umbrella Annual Incentive Plan) and any other compensation plans;

•	Reviewing and approving the executive compensation information included in ExOne’s Annual Report and Proxy Statement;

•

Reviewing and approving or providing recommendations with respect to any employment agreements or severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the Chief Executive Officer and other executive officers;

•	Determining stock ownership guidelines for the Chief Executive Officer and other executive officers and monitoring compliance with such guidelines;

•	Reviewing and approving or providing recommendations with respect to all employee benefit plans;

•

Reviewing the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, reviewing and discussing at least annually the relationship between risk management policies and practices and compensation, and evaluating compensation policies and practices that could mitigate any such risk;

•	Reviewing and recommending for Board approval the proposals regarding Say on Pay and the frequency of the Say on Pay vote if required to be included in the Company’s Proxy Statement; and

•	Developing and recommending to the Board for approval officer succession plans and monitoring and updating such plans as needed.

During 2015, the Compensation Committee met five times. The current members of our Compensation Committee are Messrs. Kilmer and Semple and Ms. Wachtel, each of whom is independent for Compensation Committee purposes under the rules and regulations of the SEC and the listing standards of NASDAQ.

Ms. Wachtel currently chairs the Compensation Committee. Each of the members also is a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act and an “outside director,” as that term is defined under Section 162(m) of the Internal Revenue Code of 1986.

Our Chief Executive Officer does not participate in the determination of his own compensation or the compensation of directors. However, he makes recommendations to the Compensation Committee regarding the amount and form of the compensation of the other executive officers and key employees, and he participates in the Compensation Committee’s deliberations about the compensation of the other executive officers and key employees. No other executive officers or employees participate in the determination of the amount or form of the compensation of executive officers or directors.

ExOne considered, but decided against the retention of any compensation consultants for 2015.

The Compensation Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Compensation Committee may deem appropriate in its sole discretion. The Compensation Committee reviews its charter annually to ensure that it complies with NASDAQ listing requirements.

Compensation Committee Interlocks and Insider Participation

None of Ms. Wachtel, Mr. Kilmer, or Mr. Semple, the current members of our Compensation Committee, has been an officer or employee of ExOne. None of our executive officers have served as a member of a compensation committee or the board of directors of any other entity that has an executive officer serving as a member of our Board or our Compensation Committee.

Nominating and Governance Committee

The Nominating and Governance Committee of our Board is charged with the following responsibilities, among others:

•

Determining qualifications, qualities, skills, and other expertise required to be a director and developing and recommending to the Board for its approval, criteria to be considered in selecting nominees for director;

•	Identifying and recommending candidates to fill vacancies on the Board and for election by the stockholders;

•	Recommending committee assignments for directors to the Board;

•	Monitoring and assessing the performance of the Board and individual non-employee directors;

•	Reviewing compensation received by directors for service on the Board and its committees; and

•	Developing and recommending to the Board appropriate corporate governance policies, practices and procedures for our Company.

During 2015, the Nominating and Governance Committee met four times. The current members of our Nominating and Governance Committee are Messrs. Semple, Kilmer and Sellier, each of whom is independent under the listing standards of NASDAQ. Mr. Semple currently chairs the Nominating and Governance Committee.

Director Nomination Process

The Nominating and Governance Committee believes that members of the Board should have certain minimum qualifications, including having the highest professional and personal ethics and values, broad experience at the policy-making level in business, government, education, technology or public interest, a commitment to enhancing stockholder value, and sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. The Nominating and Governance Committee also considers such other guidelines and various relevant career experience, relevant skills, financial expertise, diversity and local and community ties. While we do not maintain a formal policy requiring the consideration of diversity in identifying nominees for director, diversity is, as noted above, one of the factors our Nominating and Governance Committee considers in conducting its assessment of director nominees. We view diversity expansively to include those attributes that we believe will contribute to a Board that, through a variety of backgrounds, viewpoints, professional experiences, skills, educational experiences and other such attributes, is best able to guide ExOne and its strategic direction. Candidates for director nominees are reviewed in the context of the current make-up of the Board. The Nominating and Governance Committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board.

The Nominating and Governance Committee will consider director candidates recommended by stockholders, although a formal policy has not been adopted with respect to consideration of such candidates because stockholder recommendations may be informally submitted and considered by the Nominating and Governance Committee under its charter. Director candidates recommended by stockholders will be evaluated by the Nominating and Governance Committee using the same criteria as candidates identified by the Board or the Nominating and Governance Committee for consideration. If a stockholder of ExOne wishes to recommend a director candidate for consideration by the Nominating and Governance Committee, the stockholder should refer to page 6 of this Proxy Statement for information regarding advance notice. The stockholder recommendation should be delivered to the Corporate Secretary of ExOne at our principal executive offices and should include:

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To the extent reasonably available, information relating to such director candidate that would be required to be disclosed in a proxy statement pursuant to Regulation 14A under the Exchange Act, in which such individual is a nominee for election to the Board;

•	The director candidate’s written consent to (i) if selected, be named in ExOne’s Proxy Statement and proxy; and (ii) if elected, serve on the Board; and

•	Any other information that such stockholder believes is relevant in considering the director candidate.

Code of Ethics and Business Conduct

Our Board has adopted a code of ethics and business conduct. The code of ethics and business conduct applies to all of our employees, officers and directors. The full text of our code of ethics and business conduct is posted on our website at http://www.exone.com under the Corporate Governance section within the Investor Relations section. We will disclose any future amendments to the code of ethics and business conduct that relate to our executive officers on our website, as well as any waivers of the code of ethics and business conduct that relate to the executive officers of ExOne.

Stockholder Communications with the Board

Stockholders may communicate with our Board, either generally or with a particular director, by writing to the following address:

The Board of Directors

c/o Executive Vice President, Chief Legal Officer and Corporate Secretary

The ExOne Company

127 Industry Boulevard

North Huntingdon, PA 15642

Each such communication should set forth (i) the name and address of such stockholder, as they appear on ExOne’s books, and if the stock is held by a nominee, the name and address of the beneficial owner of the stock, and (ii) the class and number of shares of ExOne’s stock that are owned of record by such record holder and beneficially by such beneficial owner.

The person receiving such stockholder communication shall, in consultation with appropriate members of the Board as necessary, generally screen out communications from stockholders to identify communications that are (i) solicitations for products and services, (ii) matters of a personal nature not relevant for stockholders, or (iii) matters that are of a type that render them improper or irrelevant to the functioning of the Board and ExOne.

Attendance at Annual Meeting of Stockholders by the Board

We do not have a formal policy regarding attendance by members of the Board at our Annual Meeting of Stockholders. All directors and director nominees attended the 2015 Annual Meeting of Stockholders. Directors are encouraged, but not required, to attend the 2016 Annual Meeting of Stockholders.

TRANSACTIONS WITH RELATED PERSONS

Approval of Related Person Transactions

On February 23, 2016, the Board of ExOne amended and restated The ExOne Company Policy and Procedures with Respect to Related Person Transactions. Under the written policy, ExOne will enter into or ratify related person transactions involving more than $50,000 only when the Board, acting through the Audit Committee, has determined that the transaction in question is in, or is not inconsistent with, the best interests of ExOne. Prior to entering into a related person transaction, the related person is required to provide notice to the Chief Legal Officer of the facts and circumstances of the transaction. Upon determining that the proposed transaction involves an amount greater than $50,000 and is a related person transaction, the proposed transaction will be submitted to the Audit Committee for consideration. The Audit Committee will consider all relevant facts and circumstances and approve only those related person transactions that are in the best interests of ExOne and its stockholders.

Related Person Transactions

Commercial Transactions

In December 2014, the Company entered into a sale agreement for a 3D printing machine with the titanium powder and atomization company Puris, LLC (“Puris”). This sale was determined to be a related person transaction on the basis that Puris is an entity under common control by Mr. Rockwell, our Chairman and Chief Executive Officer (a related person). Pursuant to the sale agreement, the Company provided Puris with a 3D printing machine, ancillary equipment, and installation training and other services. Total consideration for the 3D printing machine (approximately $1,000,000) was determined to represent a fair market value selling price (based on comparable 3D printing machine sales to third parties) and was approved prior to execution by the Audit Committee. During 2014 and 2015, the Company recorded revenue of approximately $815,000 and $185,000 respectively, based on the delivery of products and/or services. At December 31, 2014, the amount due from Puris relating to this transaction was approximately $90,000 (amount net of the value of undelivered products and/or services due to Puris) and was reflected in accounts receivable – net, on our consolidated balance sheet. All of the proceeds associated with this transaction were received by the Company as of December 31, 2015.

In March 2015, the Company entered into a separate sale agreement for a 3D printing machine with Puris. Total consideration for the 3D printing machine (approximately $950,000) was determined to represent a fair market value selling price (based on comparable 3D printing machine sales to third parties) and was approved prior to execution by the Audit Committee. During 2015, the Company recorded revenue of approximately $913,000 based on the delivery of products and/or services. At December 31, 2015, the Company continued to defer the remaining consideration covered under this transaction (approximately $37,000) as certain additional products and/or services remained undelivered by the Company. All of the proceeds associated with this transaction were received by the Company as of December 31, 2015.

In June 2015, ExOne entered into a sale agreement for a 3D printing machine with Alcoa Inc. (“Alcoa”). This sale was determined to be a related person transaction on the basis that our director, Mr. Kilmer (a related person), also receives his principal compensation from Alcoa. Total consideration for the 3D printing machine (approximately $146,000) was determined to represent a fair market value selling price (based on comparable 3D printing machine sales to third parties) and was approved prior to execution by the Audit Committee. During 2015, the Company recorded revenue of approximately $146,000 based on the delivery of products and/or services. All of the proceeds associated with this transaction were received by the Company as of December 31, 2015.

In December 2015, the Company entered into a separate sale agreement for a 3D printing machine with Alcoa. Total consideration for the 3D printing machine (approximately $120,000) was determined to represent a fair market value selling price (based on comparable 3D printing machine sales to third parties) and was approved prior to execution by the Audit Committee. During 2015, the Company recorded revenue of approximately $120,000 based on the delivery of products and/or services. None of the proceeds associated with this transaction have been received by the Company at December 31, 2015. At December 31, 2015, the amount due from Alcoa relating to this transaction is reflected in accounts receivable – net, in the consolidated balance sheet.

In December 2014, the Company entered into a consulting arrangement with Mr. Sack who was subsequently appointed to the Board on December 17, 2014 (resulting in Mr. Sack becoming a related person). Total consideration under the consulting arrangement was approximately $75,000, of which approximately $50,000 was included in selling, general and administrative expenses in our statement of consolidated operations and comprehensive loss during 2015 based on the services rendered (the remaining amount having been recorded by the Company during 2014). This arrangement was approved by the Audit Committee in connection with the appointment of Mr. Sack to the Board. In March 2015, Mr. Sack resigned from the Board to accept a position as President of the Company.

The Company has purchased certain website design services and the corporate use of an airplane and leased office space from entities under common control by Mr. Rockwell, our Chairman and Chief Executive Officer (a related person). During 2015, purchases from these entities were approximately $27,000. None of the transactions met a threshold requiring review and approval by the Audit Committee prior to execution. Amounts due to these entities at December 31, 2015 were approximately $15,000, of which approximately $1,000 and $14,000 are reflected in accounts payable and accrued expenses and other current liabilities, respectively, in our consolidated balance sheet. Amounts due to these related persons at December 31, 2014, were approximately $29,000, of which approximately $1,000 and $28,000 are reflected in accounts payable and accrued expenses and other current liabilities, respectively, in our consolidated balance sheet.

The Company also receives the benefit of the corporate use of an airplane from an entity under common control by our Chairman and Chief Executive Officer (a related person) for no consideration. The Company estimates the fair market value of the benefits received during 2015 was approximately $38,000.

Revolving Credit Facility with RHI Investments, LLC

On October 23, 2015, the Company and its ExOne Americas LLC and ExOne GmbH subsidiaries, as guarantors, entered into a Credit Agreement (the “Credit Agreement”) with RHI Investments, LLC (“RHI”), a company controlled by Mr. Rockwell, our Chairman and Chief Executive Officer (a related person), on a $15,000,000 revolving credit facility to (i) assist us in our efforts to finance customer acquisition of our 3D printing machines and 3D printed and other products and services and (ii) provide us with additional funding for working capital and general corporate purposes. Prior to execution, the Credit Agreement was subject to review and approval by the Audit Committee and the independent members of the Board. The Company incurred approximately $215,000 in deferred financing costs associated with the Credit Agreement.

There were no borrowings under the Credit Agreement from October 23, 2015 through December 31, 2015. For the year ended December 31, 2015, the Company recorded interest expense relating to the Credit Agreement of approximately $39,000, of which approximately $28,000 was related to the commitment fee on the unused portion of the revolving credit facility (100 basis points, or 1.0% on the unused portion of the revolving credit facility) and $11,000 was related to the amortization of deferred financing costs (resulting in remaining net deferred financing costs of approximately $204,000 at December 31, 2015, which are reflected in prepaid expenses and other current assets in the our consolidated balance sheet).

On January 10, 2016, the Company delivered notice to RHI of its intent to terminate the Credit Agreement in connection with the closing of a registered direct offering of common equity to a separate entity under common control by Mr. Rockwell (see further discussion below). There were no borrowings under the Credit Agreement from January 1, 2016 through the effective date of its termination, January 13, 2016. In connection with the termination, the Company paid in-full its remaining accrued interest under the Credit Agreement of approximately $5,000 relating to the commitment fee on the unused portion of the revolving credit facility. In addition, during the quarter ending March 31, 2016, the Company will record approximately $204,000 to interest expense related to the accelerated amortization of previously deferred financing costs. Upon termination of the Credit Agreement, all liens and guaranties in respect thereof were released.

Registered Direct Offering to Rockwell Forest Products, Inc.

On January 11, 2016, the Company entered into a subscription agreement with Mr. Rockwell, our Chairman and Chief Executive Officer (a related person), and Rockwell Forest Products, Inc., an entity which is controlled by Mr. Rockwell for the registered direct offering and sale of 1,423,877 shares of the Company’s Common Stock at a per share price of $9.13 (a $0.50 premium from the closing price on the close of business on January 8, 2016, which was the last trading date of the Company’s stock prior to the date on which the Company and Mr. Rockwell entered into the subscription agreement). The terms of this transaction were reviewed and approved by a sub-committee of independent members of the Board (which included each of the members of the Audit Committee). The sub-committee of independent directors were advised on the transaction by an independent financial advisor and independent legal counsel. Concurrent with the approval of this sale of shares under the terms identified, the independent directors also approved the termination of our revolving credit facility with RHI (see further discussion above). Gross proceeds from the sale of shares in this offering were approximately $12,999,997. Net proceeds to us from the sale of shares in this offering were approximately $12,446,768 (after deducting offering expenses).

DIRECTOR COMPENSATION

2015 Director Compensation

Our Nominating and Governance Committee of the Board is responsible for reviewing and setting the compensation of our directors. The Nominating and Governance Committee approved, and our non-employee directors received, the following compensation for 2015:

•	Annual cash retainer of $40,000;

•	Annual fee for Chair of the Audit Committee of $5,000;

•	Annual fee for Chair of the Compensation Committee of $5,000;

•	Annual fee for the Lead Director of $5,000;

•	Annual fee for Chair of the Strategic Oversight Committee of $5,000; and

•	Grant of 3,500 shares of restricted stock to each non-employee director serving on February 6, 2015, which fully vested on February 6, 2016.

The following table shows the compensation paid to our non-employee directors in 2015.

Director	Fees paid in cash ($)(1)	Stock award ($)(2)	Total ($)
John Irvin(3)	$15,109	—	$15,109
Raymond J. Kilmer	$45,000	$48,615	$93,615
Victor Sellier	$45,000	$48,615	$93,615
Lloyd A. Semple	$45,000	$48,615	$93,615
William F. Strome(4)	$26,667	$25,235	$51,902
Bonnie K. Wachtel	$45,000	$48,615	$93,615

(1)	This column includes the annual fees paid to Messrs. Kilmer and Sellier and Ms. Wachtel as Chairs of the Strategic Oversight Committee, Audit Committee and Compensation Committee, respectively, in 2015, and to Mr. Semple as Lead Director and Mr. Strome and Mr. Irvin as directors.
(2)	For Messrs. Kilmer, Sellier and Semple and Ms. Wachtel, based on closing price of $13.89 of ExOne Common Stock on February 6, 2015, the date of the grant. For Mr. Strome, based on closing price of $7.21 of ExOne Common Stock on August 13, 2015, the date of the grant. Aggregate grant date fair value of stock award was computed in accordance with FASB ASC Topic 718 and using the valuation methodology for equity awards set forth in Note 14 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. As of December 31, 2015, each of Messrs. Kilmer, Sellier and Semple and Ms. Wachtel owned 4,334 shares of unvested restricted stock, and Mr. Strome owned 3,500 shares of unvested restricted stock.
(3)	Mr. Irvin became eligible to receive director fees in August 2015, after he resigned as an employee of the Company. His annual fees were pro-rated for 2015.
(4)	Mr. Strome joined the Board on May 4, 2015. His annual fees were pro-rated for 2015.

Mr. Rockwell, as a full-time officer of the Company, does not receive any additional compensation for serving as a director. In 2015, Mr. Sack served as a non-employee director through March 10, 2015. He resigned as a director on March 10, 2015 to serve as President of the Company. All compensation paid to Mr. Sack in 2015 is included in the Summary Compensation Table below.

2016 Director Compensation

Our Nominating and Governance Committee of the Board is responsible for reviewing and setting the compensation of our directors. The Nominating and Governance Committee has approved the following compensation for our non-employee directors for 2016:

•	Annual cash retainer of $45,000;

•	Annual fee for Chair of the Audit Committee of $5,000;

•	Annual fee for Chair of the Compensation Committee of $5,000;

•	Annual fee for the Chair of the Strategic Oversight Committee of $5,000;

•	Annual fee for the Lead Director of $5,000; and

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Grant of 5,000 shares of restricted stock to each non-employee director which fully vest on February 26, 2017, except for Mr. Sellier, who was granted 2,500 shares of restricted stock which fully vest on May 1, 2016.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

As an emerging growth company, ExOne is permitted to exclude a Compensation Discussion and Analysis from this Proxy Statement and to omit some disclosure on compensation that is required of non-emerging growth companies. In addition, as an emerging growth company ExOne is not required to conduct a say-on-pay advisory vote on executive compensation.

Compensation Discussion and Analysis

The Compensation Committee and management provide the following Compensation Discussion and Analysis on a voluntary basis.

For purposes of this discussion, we define “Named Executive Officers” as our Chief Executive Officer and each of the next two most highly compensated executive officers who were serving as executive officers through December 31, 2015. Any references to “executive officers” include the executive officers listed in “Executive Officers of ExOne” section above.

Overview

•	ExOne’s executive compensation is performance driven.

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The Compensation Committee and full Board adopted the 2015 Umbrella Annual Incentive Plan in March 2015, under the 2013 Equity Incentive Plan, to reward ExOne executives for achievement of pre-established Company performance goals (revenue and gross profit) and individual goals.

•	Because the Company did not meet its 2015 performance goals, no incentives were paid under the 2015 Umbrella Annual Incentive Plan.

Compensation Goal

The Compensation Committee has responsibility for reviewing the compensation of ExOne’s Chairman and Chief Executive Officer and the executives of the Company and making recommendation about this compensation to the Board. The Compensation Committee’s goal when considering executive compensation is to provide performance based compensation to Company executives and to retain and reward leaders of the Company who create long-term value for our stockholders. This goal affects the compensation elements we use and our compensation decisions.

Strong Alignment Between Our Leadership and Our Stockholders

We believe that the interests of ExOne’s executive officers are strongly aligned with the interests of our stockholders. All six executive officers have invested their own money in ExOne, and our Chairman and Chief Executive Officer, Mr. Rockwell, is ExOne’s largest beneficial owner (as the beneficial owner of more than 28% of our outstanding Common Stock as of March 29, 2016) This ownership provides a strong foundation of alignment between ExOne stockholders and the ExOne management team.

2015 Compensation Considerations

The Compensation Committee considered three elements of compensation for 2015:

•	Base salary;

•	Cash bonus or incentive compensation; and

•	Equity incentive compensation.

Our Chairman and Chief Executive Officer, Mr. Rockwell, is paid a base salary at an annual rate of $300,000 per year. Our other Named Executive Officers are paid comparable base salaries. The amount of base salary for each executive depends on the scope of the Named Executive Officer’s responsibility, his leadership skills and values, and his performance and length of service.

Appointment of Mr. Sack as President in March 2015 and Related Compensation Actions

Mr. Sack began serving as the President of the Company on March 16, 2015. Mr. Sack previously served as a member of the ExOne Board and as the Chair of the Strategic Oversight Committee from December 17, 2014 to March 10, 2015.

In 2015, Mr. Sack received $34,000 in consulting and board fees. In addition, while he was serving as a member of the Board, Mr. Sack received an equity grant on February 6, 2015, of 3,500 shares of restricted stock, which fully vested on February 6, 2016.

In connection with his appointment as President of the Company, the Compensation Committee determined to pay Mr. Sack an annual base salary of $300,000. The Compensation Committee also approved an additional equity award to Mr. Sack of 5,000 shares of restricted stock on March 16, 2015, which vests in three equal installments over a three year period.

2013 Equity Incentive Plan

The Board adopted our 2013 Equity Incentive Plan (the “2013 Equity Incentive Plan”) on January 24, 2013. The 2013 Equity Incentive Plan was approved by stockholders on August 19, 2013. The purpose of the 2013 Equity Incentive Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of ExOne and its subsidiaries, by offering them an opportunity to participate in ExOne’s future performance through the grant of awards. The 2013 Equity Incentive Plan permits a variety of awards to be made at the discretion of the Compensation Committee including stock options, restricted stock, restricted stock units, stock bonus awards, performance awards and stock appreciation rights. The 2013 Equity Incentive Plan will terminate January 24, 2023, unless it is terminated earlier by our Board. The 2013 Equity Incentive Plan is administered by the Compensation Committee.

2015 Umbrella Annual Incentive Plan

The Compensation Committee adopted the 2015 Umbrella Annual Incentive Plan in March 2015. The plan was structured as a subplan of the 2013 Equity Incentive Plan.

The 2015 Umbrella Annual Incentive Plan was an umbrella plan that provided a bonus opportunity to ExOne employees selected by the Compensation Committee, which include the Chairman and Chief Executive Officer and other Named Executive Officers. The bonus opportunity for each employee was expressed as a percentage of base salary. Payment of the bonus was conditioned on the Company meeting targeted revenue and gross profit goals for 2015. Payment against each financial performance measure was conditioned the Company achieving a minimum threshold of 95% of the performance target. Thereafter, payments were to be tied to the percentage level of performance achieved, with a maximum bonus of 125% of salary to be earned.

In 2015, ExOne fell short of the pre-established financial goals under the 2015 Umbrella Annual Incentive Plan. As a result, no employee received an incentive award under the 2015 Umbrella Annual Incentive Plan.

Limited Perquisites

The Company does not provide any perquisites to its Chief Executive Officer other than a Company contribution to a 401(k) retirement plan sponsored by the Company. The Company provides a car allowance to Mr. Smith as further described in the Summary Compensation Table.

Benefits

We provide our Named Executive Officers with other benefits that we believe are reasonable, competitive and consistent with our overall executive compensation program.

Clawback Policy and Other Actions Available to ExOne for Misconduct

In March 2015, the Compensation Committee adopted a clawback policy that enables ExOne to recover all or any portion of any “Performance-Based Compensation” granted or paid to any current or former “Section 16 Officer”, or in which any current or former Section 16 Officer became vested, at any time within the three (3) year period immediately preceding the date on which ExOne is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirements under the securities laws, as determined by the Audit Committee and confirmed by our independent registered public accounting firm.

In addition, in cases of detrimental misconduct by an executive officer, the Board may also take a range of other actions to remedy the misconduct, prevent its recurrence, and discipline the individual as appropriate, including, depending on the facts and circumstances, terminating the individual’s employment. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Stock Retention Policy and Equity Grant Practices

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Stock Retention Policy. In February 2015, the Compensation Committee adopted a stock retention policy that requires our directors and our Section 16 executive officers to retain 50% of all shares received on the vesting of equity awards (net of any shares withheld to pay exercise price or taxes). All shares must be retained for a period of at least one year after the vesting. Once the one-year period has ended, directors and executives may sell shares so long as the director or executive holds a total minimum amount equal to two times such director’s annual retainer or such executive’s base salary.

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Anti-hedging policy. We do not believe our executive officers or directors should speculate or hedge their interests in our stock. We therefore prohibit them (in our insider trading policy) from making short sales of ExOne stock or from purchasing or selling options, puts, calls, straddles, equity swaps or other derivative securities that are directly linked to ExOne stock.

•	Anti-pledging policy. In addition, our insider trading policy prohibits our executive officers and directors from pledging ExOne stock.

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Equity grant practices. All equity grants are made two business days after the date of approval by the Compensation Committee. The exercise price of each stock option awarded under the 2013 Equity Incentive Plan is the closing price of ExOne stock on the date of grant. ExOne Board and committee meetings are generally scheduled at least a year in advance and without regard to anticipated earnings releases or other major company announcements.

Other Compensation Practices and Policies

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Compensation Committee Oversees Executive Compensation and Succession Planning. The Compensation Committee has the primary responsibility for helping the Board develop and evaluate potential candidates for executive positions and for overseeing the development of executive succession plans. As part of this responsibility, the Compensation Committee oversees the design, development and implementation of the compensation program for the Chief Executive Officer and the other executive officers. Our Chief Executive Officer assists the Compensation Committee in administering our compensation program.

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Use of Compensation Consultant. The Compensation Committee has the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Compensation Committee may deem appropriate in its sole discretion. In 2015, ExOne considered, but decided against the retention of any compensation consultants.

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Peer group comparisons. The Compensation Committee reviews many factors in setting pay. It does not target a peer group or percentile within a peer group in exercising its judgment about the types and amounts of compensation the Company provides.

Employment Arrangements with Named Executive Officers

Mr. Rockwell. Our employment agreement with Mr. Rockwell automatically extended for an additional one year term ending on September 1, 2016, and will continue to automatically be extended for a new one-year term on each one year anniversary thereof unless not later than 90 days immediately preceding any anniversary, we or Mr. Rockwell has given written notice to the other that they do not wish to extend the employment agreement.

Under the employment agreement, Mr. Rockwell is entitled to receive an annual base salary and is eligible to participate in an annual bonus plan on terms established from time to time by the Board. During the term of the employment agreement, Mr. Rockwell is eligible to participate in any long-term incentive plan, and in all employee benefit and fringe benefit plans and arrangements made available to the Company’s employees generally or its executives.

The employment agreement provides, among other matters, that if the executive resigns for “good reason” (as defined in the employment agreement) or is terminated without “cause” (as defined in the employment agreement) and in each such case has timely delivered a release of claims, he is entitled to receive, among other severance payments and benefits, an amount equal to one times his then-current base salary and one times the target annual bonus amount (subject to his compliance with the confidentiality, non-competition and non-solicitation restrictions set forth in the employment agreement) and payment of the executive’s COBRA health insurance continuation premium for the COBRA continuation period (generally 18 months) or until such time as the executive is employed, whichever is earlier. The confidentiality provisions survive the termination of Mr. Rockwell’s employment with us and the non-competition and non-solicitation provisions survive for a period of two years following the termination of his employment.

Mr. Sack. Under our letter agreement with Mr. Sack, he is entitled to receive an annual base salary and to participate in our benefit plans, subject to their terms and conditions. In addition, pursuant to the letter agreement, he received a grant of 5,000 shares of restricted stock in March 2015, which shares vest over a three-year period. If we had terminated Mr. Sack during the initial one year term (which ended in March 2016), we would have been required to pay Mr. Sack a severance package equal to three months base salary. After that year of service, Mr. Sack serves at the will of the Chief Executive Officer, and, other than the letter agreement, does not have an individual employment, severance or change-of-control agreement.

Mr. Smith. Mr. Smith serves at the will of the Chief Executive Officer and does not have an individual employment, severance or change-of-control agreement.

Tax Deductibility of Compensation

Under the Internal Revenue Code, a public company is limited to a $1 million deduction for compensation paid to its Chief Executive Officer or any of its three other most highly compensated executive officers (other than the Chief Financial Officer) who are employed at year-end. This limitation does not apply to compensation that meets the tax code requirements for qualifying performance-based compensation (compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders).

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2016 Proxy Statement.

This report is provided by the following independent directors, who comprise the Committee:

Members of the Compensation Committee:

Bonnie K. Wachtel (Chair)

Raymond Kilmer

Lloyd A. Semple

Summary Compensation Table

The following table provides information regarding the compensation awarded to or earned during 2014 and 2015 by our Chief Executive Officer and each of the next two most highly compensated executive officers who were serving as executive officers through December 31, 2015 (collectively, the “Named Executive Officers”).

Name and Position	Year	Salary		Bonus	Stock Awards(3)		Option Awards	Non-Equity Incentive Compensation	All Other Compensation(4)		Total Compensation
S. Kent Rockwell, Chairman & Chief Executive Officer	2015 2014	$ $	299,998 299,998	— —	$	— 39,350	— —	— —	$ $	11,988 3,231	$ $	311,986 342,579

Hans Sack,(1) President	2015		$230,768	—		$124,365	—	—		$37,692		$392,825

Brian Smith, Chief Financial Officer and Treasurer(2)	2015 2014	$ $	274,997 275,000	— —	$	— 470,050	— —	— —	$ $	23,573 9,344	$ $	298,570 754,394

(1)	Mr. Sack was appointed as President of the Company on March 16, 2015. Prior to becoming the President, he served on the Company’s Board from December 17, 2014 to March 10, 2015. While he was serving as a director, Mr. Sack received an equity grant on February 6, 2015 of 3,500 shares of restricted stock. Mr. Sack received a grant of 5,000 shares of restricted stock on March 16, 2015 in his capacity as President.
(2)	Mr. Smith received two grants of restricted stock in 2014: (a) a grant of 5,000 shares of restricted stock on January 2, 2014 in connection with his start of employment with the Company and (b) a grant of 10,000 shares of restricted stock on December 19, 2014.
(3)	The amounts disclosed in this column are computed in accordance with FASB ASC Topic 718, which we refer to as “ASC 718,” and using the valuation methodology for equity awards set forth in Note 14 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. In accordance therewith, (a) the amounts for the 2014 grants to Mr. Smith are based on a closing price of our Common Stock on January 2, 2014 and December 19, 2014 of $62.53 and $15.74, respectively, (b) the amount for the 2014 grant to Mr. Rockwell is based on a closing price of our Common Stock on December 19, 2014 of $15.74, and (c) the amounts for the 2015 grants to Mr. Sack are based on a closing price of our Common Stock on February 6, 2015 and March 16, 2015 of $13.89 and $15.15, respectively.
(4)	Includes Company contributions to the respective individual accounts of the defined contribution plan (401(k) plan) that is sponsored by the Company as follows: (a) Mr. Rockwell in the amounts of $3,231 in 2014 and $11,988 in 2015, (b) Mr. Smith in the amount of $3,344 in 2014 and $11,573 in 2015 and (c) Mr. Sack in the amount of $3,692 in 2015. Also includes (i) reimbursement for a car allowance of $6,000 and $12,000 to Mr. Smith in 2014 and 2015, respectively, and (ii) $34,000 in consulting and board fees paid to Mr. Sack in 2015.

Outstanding Equity Awards at December 31, 2015

The following table sets forth all shares of unvested restricted stock that were awarded to our Named Executive Officers by ExOne under the 2013 Equity Incentive Plan and were outstanding as of December 31, 2015. None of the Named Executive Officers held any unexercised stock options for the purchase of ExOne common shares as of December 31, 2015.

	Stock awards
Name	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of un- earned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units, or other rights that have not vested ($)(4)
Mr. Rockwell(1)	—	—	1,667	$16,737
Mr. Sack(2)	—	—	8,500	$85,340
Mr. Smith(3)	—	—	10,001	$100,410

(1)	Mr. Rockwell was granted 2,500 shares of restricted stock on December 19, 2014, which vest equally in one-third increments on the first, second and third anniversaries of the date of grant.
(2)	Mr. Sack was granted (i) 3,500 shares of restricted stock on February 6, 2015, which vest on the one year anniversary of the date of grant, and (ii) 5,000 shares of restricted stock on March 16, 2015, which vest equally in one-third increments on the first, second and third anniversaries of the date of grant.
(3)	Mr. Smith received two grants of restricted stock in 2014: (a) a grant of 5,000 shares of restricted stock on January 2, 2014 in connection with his start of employment with the Company and (b) a grant of 10,000 shares of restricted stock on December 19, 2014. Each grant of restricted stock vests equally in one-third increments on the first, second and third anniversaries of the respective dates of grant.
(4)	Based on closing price of our Common Stock on December 31, 2015 of $10.04 per share.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Schneider Downs & Company, Inc. as our independent registered public accounting firm for the year ending December 31, 2016, and has further directed that management submit the appointment of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.

Representatives of Schneider Downs & Company, Inc. are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the appointment of Schneider Downs & Company, Inc. as our independent registered public accounting firm. However, the Board is submitting the appointment of Schneider Downs & Company, Inc. to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of ExOne and our stockholders.

Ratification of the appointment of Schneider Downs & Company, Inc. as ExOne’s independent registered public accounting firm for the year ending December 31, 2016 requires the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on this matter. Abstentions will have the same effect as an “Against” vote. Because broker non-votes are not deemed to be votes entitled to be cast, they will not affect the outcome of this proposal.

The Board Recommends a Vote “FOR” the Ratification of the Appointment of Schneider Downs & Company, Inc. as ExOne’s Independent Registered Public Accounting Firm for the Year Ending December 31, 2016.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with our management the audited financial statements of ExOne included in our Annual Report on Form 10-K for the year ended December 31, 2015. The Audit Committee has also reviewed and discussed with Baker Tilly Virchow Krause, LLP, ExOne’s independent registered public accounting firm for 2015, the audited financial statements and the audit results. In addition, the Audit Committee discussed with Baker Tilly Virchow Krause, LLP the matters required to be discussed by AS 16, Communications with Audit Committees, Rule 2-07, Communication with Audit Committees, of Regulation S-X, and other PCAOB Rules and Standards.

In addition, we received from and discussed with Baker Tilly Virchow Krause, LLP the written disclosures and the letter required by PCAOB Rule 3526, Communication With Audit Committees Concerning Independence, and discussed Baker Tilly Virchow Krause, LLP’s independence with them. Upon completing these activities, the Audit Committee concluded that Baker Tilly Virchow Krause, LLP is independent from ExOne and its management.

ExOne’s management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

Based upon the review and discussions described above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in ExOne’s Annual Report on Form 10-K for the year ended December 31, 2015 and filed with the Securities and Exchange Commission.

Members of the Audit Committee:

        Victor Sellier (Chair)

        William F. Strome

        Bonnie K. Wachtel

AUDIT FEES AND SERVICES

Changes in Independent Registered Public Accounting Firms

On October 1, 2014, the Company was notified that the audit practice of ParenteBeard LLC was combined with Baker Tilly Virchow Krause, LLP. As a consequence, on that same date, ParenteBeard LLC resigned as the Company’s independent registered public accounting firm. ParenteBeard LLC’s report of independent registered public accounting firm regarding the Company’s consolidated financial statements for the years ended December 31, 2013 and 2012 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2013 and 2012, and during the subsequent interim period through October 1, 2014, the Company did not have any disagreements with ParenteBeard LLC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of ParenteBeard LLC, would have caused it to make reference to such disagreement in its report. During the years ended December 31, 2013 and 2012 and the subsequent period through October 1, 2014, the Company did not have any “reportable events” as described in Item 304(a)(1)(v) of the SEC’s Regulation S-K.

Prior to engaging Baker Tilly Virchow Krause, LLP on October 1, 2014, the Company did not consult with Baker Tilly Virchow Krause, LLP regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by Baker Tilly Virchow Krause, LLP on the Company’s consolidated financial statements, and Baker Tilly Virchow Krause, LLP did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue.

The Audit Committee conducted a comprehensive, competitive process to determine the Company’s independent registered public accounting firm for the year ending December 31, 2016. The Audit Committee considered a number of registered public accounting firms, and narrowed that group down to two firms, including Baker Tilly Virchow Krause, LLP, the Company’s then independent registered public accounting firm. As a result of this process, effective March 24, 2016, the Audit Committee approved the engagement of Schneider Downs & Company, Inc. as the Company’s independent registered public accounting firm for the year ending December 31, 2016, and dismissed Baker Tilly Virchow Krause, LLP from that role. Baker Tilly Virchow Krause, LLP’s reports on the Company’s consolidated financial statements as of and for the years ended December 31, 2015 and 2014, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to the uncertainty, audit scope or accounting principles.

During the years ended December 31, 2015 and 2014, and the subsequent interim period through March 24, 2016, there were (i) no “disagreements” as that term is defined in Item 304(a)(1)(iv) of the SEC’s Regulation S-K, between the Company and Baker Tilly Virchow Krause, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to Baker Tilly Virchow Krause, LLP’s satisfaction, would have caused Baker Tilly Virchow Krause, LLP to make reference to the subject matter of any such disagreement in connection with its reports for such years and interim period and (ii) no reportable events within the meaning of Item 304(a)(1)(v) of the SEC’s Regulation S-K during the years ended December 31, 2015 and 2014 and the subsequent interim period, except for the material weaknesses in internal control over financial reporting disclosed in the Company’s Annual Reports on Form 10-K for the years ended December 31, 2015 and December 31, 2014, which are described in the “Corporate Governance – Audit Committee” section above. These material weaknesses were discussed by the Company’s management and the Audit Committee with Baker Tilly Virchow Krause, LLP.

The Audit Committee has authorized Baker Tilly Virchow Krause, LLP to respond fully to the inquiries of Schneider Downs & Company, Inc., the Company’s new independent registered public accounting firm, concerning these material weaknesses. As described in the Company’s filings with the SEC, with the oversight of executive management and the Audit Committee, the Company has put into place a comprehensive plan to remediate the underlying causes of the identified material weaknesses.

On March 25, 2016, the Company filed a Current Report on Form 8-K disclosing the appointment of Schneider Downs & Company, Inc. as its new independent registered public accounting firm and the related dismissal of Baker Tilly Virchow Krause, LLP from that role. The Company provided Baker Tilly Virchow Krause, LLP with a copy of the disclosures in the Current Report on Form 8-K prior to the time that it was filed with the SEC, and requested that Baker Tilly Virchow Krause, LLP furnish a letter addressed to the SEC stating whether or not it agrees with the statements made therein. A copy of Baker Tilly Virchow Krause, LLP’s letter dated March 25, 2016 was attached as Exhibit 16.1 to that report. Representatives of Baker Tilly Virchow Krause, LLP are not expected to be present at the Annual Meeting.

Prior to engaging Schneider Downs & Company, Inc. on March 24, 2016, neither the Company nor anyone on its behalf consulted with Schneider Downs & Company, Inc. regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements and neither a written report nor oral advice was provided to the Company that Schneider Downs & Company, Inc. concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of the SEC’s Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of the SEC’s Regulation S-K.

Audit and Other Fees

The following table shows the fees paid by the Company in 2015 and 2014 for the audit and other services provided by Baker Tilly Virchow Krause, LLP and its predecessor, ParenteBeard LLC, for those years:

	2015	2014
	(in thousands)
Audit fees	$856	$822
Audit-related fees	—	—
Tax fees	—	—
All other fees	28	28

Total fees	$884	$850

Audit fees for 2015 and 2014 include fees associated with the annual audit, interim reviews, and fees associated with the filing of various registration statements. All other fees for 2015 and 2014 include certain agreed upon procedures reports.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by our independent registered public accounting firm, in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. The Audit Committee can pre-approve specified services in defined categories of (i) audit services, (ii) audit-related services, (iii) tax services and (iv) other services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual case-by-case basis before the independent registered public accounting firm is engaged to provide a service. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. All of the 2015 and 2014 services described above were pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information regarding Common Stock ownership by our directors and executive officers and certain beneficial owners. We include beneficial ownership of Common Stock as of March 29, 2016, when there were 16,067,954 issued and outstanding shares, for each person known by us to beneficially own more than five percent of our Common Stock, each director (including all nominees for director), each Named Executive Officer, and all directors (including director nominees) and executive officers as a group. Unless we otherwise note, each person exercises sole voting and investment power over these shares of Common Stock.

We determine the number of shares in the table below as beneficially owned by each director and executive officer pursuant to SEC regulations. This information does not necessarily indicate beneficial ownership for any other purpose. Beneficial ownership includes any shares of Common Stock as to which the individual has sole or shared voting power or investment power. We also include any shares of Common Stock that the individual has the right to acquire within 60 days of March 29, 2016 through the exercise of any option, warrant or right.

	Beneficial Ownership
Name and Address of Beneficial Owner(1)	Number	Percent
Directors, Nominees and Named Executive Officers
S. Kent Rockwell(2)	4,589,005	28.6%
John Irvin(3)	257,300	1.6%
Raymond J. Kilmer(4)	12,250	*
Hans J. Sack(5)	41,500	*
Gregory F. Pashke(6)	1,250	*
Victor Sellier(7)	12,750	*
Lloyd A. Semple(8)	20,050	*
Brian Smith(9)	24,200	*
William F. Strome(10)	8,500	*
Bonnie K. Wachtel(11)	12,250	*
All Directors/Executive Officers as a group (13 persons)	5,278,555	36.4%

Certain Beneficial Owners
Novel Century Ventures Limited(12)	1,397,764	8.7%

*	Less than 1%.
(1)	Unless otherwise indicated, the address of each of our beneficial owners is 127 Industry Boulevard, North Huntingdon, Pennsylvania 15642.
(2)	Includes 4,210,555 shares held by Rockwell Forest Products, Inc. (“RFP”). Mr. Rockwell is deemed to have beneficial ownership of the shares as the beneficiary of the S. Kent Rockwell Revocable Trust, which is the indirect, sole stockholder of RFP. Of the above-mentioned shares held by RFP, Mr. Rockwell has (a) sole voting and dispositive power with respect to 4,208,888 shares and (b) sole voting and no dispositive power with respect to 1,667 shares, which are shares of unvested restricted stock. Also includes 378,450 shares held by the S. Kent Rockwell Foundation (“Foundation”). Mr. Rockwell serves as the president and a member of the Board of Directors of the Foundation and shares voting and dispositive power over these shares. Amount does not include shares of Common Stock owned by the S. Kent Rockwell 1997 Irrevocable Trust. Mr. Rockwell disclaims beneficial ownership of shares held by the S. Kent Rockwell 1997 Irrevocable Trust.
(3)	Includes (a) 3,000 shares held by Mr. Irvin’s wife, over which Mr. Irvin and his wife share voting and dispositive power, (b) 100,000 shares held by 20/20 Holdings, LLC, a limited liability company owned by Mr. Irvin and his wife, over which Mr. Irvin and his wife share voting and dispositive power, and (c) 1,667 shares of unvested restricted stock owned directly by Mr. Irvin, over which Mr. Irvin has sole voting power and no dispositive power.
(4)	Includes 5,000 shares of unvested restricted stock owned directly by Mr. Kilmer, over which Mr. Kilmer has sole voting power and no dispositive power.

(5)	Mr. Sack served as a member of the Board from December 17, 2014 until March 10, 2015, and he currently serves as the President of the Company. This amount includes 3,334 shares of unvested restricted stock, over which Mr. Sack has sole voting power and no dispositive power.
(6)	Includes (a) 850 shares held through Mr. Pashke’s IRA account, and (b) 400 shares held jointly by Mr. Pashke and his wife over which they share voting and dispositive power.
(7)	Includes 2,500 shares of unvested restricted stock owned directly by Mr. Sellier, over which Mr. Sellier has sole voting power and no dispositive power.
(8)	Includes 300 shares held by Mr. Semple’s spouse over which Mr. Semple and his spouse share voting and dispositive power and 5,000 shares of unvested restricted stock owned directly by Mr. Semple, over which Mr. Semple has sole voting power and no dispositive power.
(9)	Includes 8,334 shares of unvested restricted stock, over which Mr. Smith has sole voting power and no dispositive power.
(10)	Includes 8,500 shares of unvested restricted stock owned directly by Mr. Strome, over which Mr. Strome has sole voting power and no dispositive power.
(11)	Includes 5,000 shares of unvested restricted stock owned directly by Ms. Wachtel, over which Ms. Wachtel has sole voting power and no dispositive power.
(12)	Novel Century Ventures Limited (“Novel”) has sole voting and dispositive power, and Mega Fame Holdings Limited (“Mega”) and Ms. Tu Guihua (together with Novel and Mega, the “Reporting Persons”) have shared voting and dispositive power, over the listed shares. Novel is a wholly owned subsidiary of Mega and Ms. Guihua owns all of the issued and outstanding capital stock of Mega. The address for Novel and Mega is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. The address for Ms. Guihua is Rm. 24-2, Bld 10, Project B, Huaguoyuan, Nanming District Guiyang, Guizhou Province, China. This information is based solely on the Reporting Persons’ most recent Statement on Schedule 13G filed with the SEC dated September 15, 2014, updated for shares outstanding as of March 29, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires persons who own more than ten percent of a registered class of our equity securities and our directors and executive officers to file with the SEC initial reports of ownership and reports in changes in ownership of any ExOne equity securities. Based upon a review of filings with the SEC and written representations from our directors and executive officers, we believe that all of our ten percent holders, directors and executive officers complied during the year ended December 31, 2015, with the reporting requirements of Section 16(a) of the Exchange Act.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

JOELLEN LYONS DILLON

Executive Vice President, Chief Legal Officer and

Corporate Secretary

April 8, 2016

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒ KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors. The nominees are:
	Nominees	For	Against	Abstain
1a	S. Kent Rockwell	☐	☐	☐
1b	John Irvin	☐	☐	☐
1c	Raymond J. Kilmer	☐	☐	☐
1d	Gregory F. Pashke	☐	☐	☐
1e	Lloyd A. Semple	☐	☐	☐
1f	William F. Strome	☐	☐	☐
1g	Bonnie K. Wachtel	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
2.	Ratification of the appointment of Schneider Downs & Company, Inc. as the Company’s independent registered public accounting firm for the year ending December 31, 2016.	☐	☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
SHARES CUSIP # SEQUENCE #
JOB #
Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and 2015 Annual Report are available at www.proxyvote.com.

THE EXONE COMPANY
Annual Meeting of Stockholders
May 18, 2016 10:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) S. Kent Rockwell, Brian Smith and JoEllen Lyons Dillon, or any of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of THE EXONE COMPANY that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Eastern Daylight Time, on May 18, 2016, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR each of the director nominees listed in proposal 1 and FOR proposal 2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side